EXHIBIT 99.1

Profound Medical Announces Fourth Quarter and Full Year 2024 Financial Results

TORONTO, March 06, 2025 (GLOBE NEWSWIRE) -- Profound Medical Corp. (NASDAQ:PROF; TSX:PRN) (“Profound” or the “Company”), a commercial-stage medical device company that develops and markets customizable, incision-free therapies for the ablation of diseased tissue, today reported unaudited financial results for the fourth quarter and full year ended December 31, 2024. Unless specified otherwise, all amounts in this press release are expressed in U.S. dollars and are presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP).

Business Highlights

  Q4-2024 revenue growth of 108% over Q4-2023.
  During the fourth quarter, Profound made two key executive changes to further support growth; Mathieu Burtnyk, PhD, was promoted to President and Tom Tamberrino was appointed as Profound’s new Chief Commercial Officer.
  Profound also announced it had entered into non-exclusive collaboration with Siemens Healthineers designed to further expand physician and patient access to the TULSA procedure.
  In November 2024, Profound unveiled its next TULSA-AI® module, ‘UA Alignment Assistant’, which removes a whole procedural step from TULSA, resulting in less mental charge, fewer steps to remember, and overall procedural simplification for users.
  Profound continued to see a wide variety of prostate disease patients treated by its TULSA-PRO® customers in the fourth quarter of 2024:
    61% were treated for prostate cancer only, 28% were hybrid patients suffering from both prostate cancer and benign prostatic hyperplasia (“BPH”), 10% were salvage, and 1% were men with BPH only;
    For cancer grade, 12% were GG1, 54% were GG2, 23% were GG3, and 11% were GG4 & GG5;
    In terms of ablation, 53% were whole gland; 25% were sub-total but more than half the gland; and 22% were hemi-ablations or focal therapy; and
    For prostate size, 5% were < 20cc;   40% were 20 – 40cc;   35% were 40-60cc; 15% were 60-100cc; and 5% were over 100cc.
  The Level 1 CAPTAIN (A Comparison of TULSA Procedure vs. Radical Prostatectomy in Participants with Localized Prostate Cancer) trial has completed patient enrollment and Profound expects to release available perioperative data from the trial during the upcoming American Urological Association’s (AUA) 2025 annual meeting (April 26-29, 2025).

“2024 marked the final year in which we were operating in a primarily patient-pay environment for TULSA,” said Arun Menawat, Profound’s CEO and Chairman. “Moving forward, with the TULSA procedure now being uniquely reimbursed both at Urology APC Level 7 and at an unrivalled number of treatment settings, and with initial data readouts from our CAPTAIN clinical trial coming this year, starting at AUA in April, we believe that we are entering into a stage of anticipated escalating growth.”

Summary Fourth Quarter 2024 Results

For the quarter ended December 31, 2024, Profound recorded revenue of approximately $4.2 million, with $2.7 million from recurring - non-capital revenue, which consists of the sale of TULSA-PRO® consumables, lease of capital equipment and services associated with extended warranties, and $1.5 million from one-time sale of capital equipment. Fourth quarter 2024 revenue increased 108% from $2.0 million in the same three-month period a year ago.

Total operating expenses in the fourth quarter of 2024 were $11.3 million, compared with $9.8 million in the prior year period. The increase in operating expenses was primarily due to expenses to expand the commercial organization with increased headcount, increased variable compensation expense, increased travel costs and accelerated research and development investments.

Fourth quarter 2024 net loss was approximately $4.9 million, or $0.20 per common share, a 45% improvement compared to approximately $8.9 million, or $0.42 per common share, in the three months ended December 31, 2023.

Summary Full Year 2024 Results

For the year ended December 31, 2024, Profound recorded revenue of approximately $10.7 million, with $8.2 million from recurring revenue and $2.5 million from the one-time sale of capital equipment. This compares to revenue of approximately $7.2 million in the year ended December 31, 2023, with $6.8 million from recurring revenue and $393,000 from the one-time sale of capital equipment.

Profound’s full year 2024 total operating expenses were approximately $40.1 million, compared to approximately $33.0 million in 2023. The increase in operating expenses was primarily due to increased headcount, increased enrolment for the CAPTAIN trial and recruitment efforts, higher material expenditures for R&D initiatives, release of commercial segments and marketing advertisement campaigns, increased travel for conferences and costs associated with hosting Profound’s educational event, PRO-Talk Live!, in September 2024.

Profound recorded a net loss for the year ended December 31, 2024 of approximately $27.8 million, or $1.12 per common share, compared to approximately $28.3 million, or $1.34 per common share, for the year ended December 31, 2023.

Liquidity and Outstanding Share Capital

As at December 31, 2024, Profound had cash of approximately $54.9 million.

As at March 6, 2025, Profound had 30,039,809 common shares issued and outstanding.

For complete financial results, please see Profound’s filings, which will be made available under Profound’s profile at www.sedarplus.com, www.sec.gov and on Profound’s website at www.profoundmedical.com under “Financial” in the Investors section. A hard copy of Profound’s annual report can also be requested free of charge at the bottom of the Investors section of its website.

Conference Call Details

Profound Medical is pleased to invite all interested parties to participate in a conference call today at 4:30 pm ET during which time the results will be discussed.

To participate in the conference call by telephone, please pre-register via this link to receive the dial-in number and your unique PIN.

The call will also be broadcast live and archived on Profound's website at www.profoundmedical.com under "Webcasts" in the Investors section.

2024 Financial Statements

In conjunction with the Company’s transition to U.S. GAAP, the Audit Committee of Profound’s Board of Directors (the "Audit Committee"), after discussion with Profound’s auditors, has identified an error which overstated revenue by $472,000 in the first quarter of 2024. The corrected financial information also increases the U.S. GAAP net loss before tax and net loss attributed to shareholders by $386,000. The unaudited financial results for fiscal year ended December 31, 2024 reported herein reflect the corrected financial information.

In light of the above Audit Committee review findings to date, Profound determined, on the Audit Committee's recommendation and after consultation with its independent auditors, that Profound’s previously issued 2024 Interim Financial Statements, each prepared in accordance with International Financial Reporting Standards ("IFRS") as filed on SEDAR+, and furnished to the U.S. Securities and Exchange Commission on Form 6-K, will be restated and reissued and should no longer be relied upon. Similarly, any previously filed or furnished reports, related earnings releases, related management's discussion and analysis, investor presentations or similar communications of Profound describing Profound’s financial results or other financial information for the quarters of 2024, and any previously issued forecast or guidance for the fiscal year ended December 31, 2024, should no longer be relied upon. Profound’s 2024 Interim Financial Statements will be restated to effect the revenue adjustments described above, as well as other related flow through adjustments. In addition, the 2024 Interim Financial Statements will be refiled to reflect Profound’s transition from IFRS to U.S. GAAP, as required under Canadian securities legislation.

Amendment to CIBC Credit Facility

Profound also wishes to announce that, on March 3, 2025, Profound Medical Inc. (the “Borrower”), a subsidiary of Profound, entered into an amended and restated credit agreement (the “Credit Agreement”), by and among the Borrower, Profound and certain other affiliates of the Borrower, and Canadian Imperial Bank of Commerce (“CIBC”), as lender.

The Credit Agreement amended the terms of the existing credit agreement between the Borrower, Profound and CIBC entered into on November 3, 2022 (the “Original CIBC Credit Agreement”) and the existing long-term debt provided under the Original CIBC Credit Agreement was repaid with proceeds from a new revolving line of credit provided by CIBC to the Borrower. The line of credit continues to bear interest at the Wall Street Journal Prime Rate subject to a floor of 6.25%. As with the Original CIBC Credit Agreement, the revolving line of credit matures on March 3, 2027 and provides an option to increase the amount of the revolving commitment by $5,000,000 within 18 months from March 3, 2025, subject to achieving a minimum trailing 12 month revenue exceeding $15,000,000. The exercise of the option would result in the size of the revolving commitment increasing from $10,000,000 to a maximum of $15,000,000. Additionally, the Credit Agreement provides that Profound may request a one-time increase in the principal amount of the revolving line of credit up to a maximum amount of $10,000,000, which is subject to the approval of CIBC in its sole discretion.

The Credit Agreement is secured by a general security agreement over the assets of Profound and its subsidiaries. Under the Credit Agreement, Profound’s unrestricted cash must at all times be greater of: (i) to the extent EBITDA is negative for such period, EBITDA for the most recent nine-month period or (ii) $7,500,000, reported on a monthly basis; and that revenue for the most recent reported trailing 12-month period must be 15% greater than recurring revenue for the same time period in the prior fiscal year, reported on a quarterly basis. The Credit Agreement contains other customary terms, including (a) representations, warranties and affirmative covenants, (b) negative covenants, including limitations on indebtedness, liens, mergers, acquisitions, asset sales, distributions and investments, in each case subject to certain baskets, thresholds and other exceptions, and (c) customary events of default and creditors’ remedies.

The foregoing description of the Credit Agreement is only a summary and is qualified in its entirety by reference to the full text of the Credit Agreement, which will be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

About Profound Medical Corp.

Profound is a commercial-stage medical device company that develops and markets customizable, incision-free therapies for the ablation of diseased tissue.

Profound is commercializing TULSA-PRO®, a technology that combines real-time MRI, robotically-driven transurethral ultrasound and closed-loop temperature feedback control. The TULSA procedure, performed using the TULSA-PRO® system, has the potential of becoming a mainstream treatment modality across the entire prostate disease spectrum; ranging from low-, intermediate-, or high-risk prostate cancer; to hybrid patients suffering from both prostate cancer and benign prostatic hyperplasia (“BPH”); to men with BPH only; and also, to patients requiring salvage therapy for radio-recurrent localized prostate cancer. TULSA employs real-time MR guidance for precision to preserve patients’ urinary continence and sexual function, while killing the targeted prostate tissue via precise sound absorption technology that gently heats it to 55-57°C. TULSA is an incision- and radiation-free “one-and-done” procedure performed in a single session that takes a few hours. Virtually all prostate shapes and sizes can be safely, effectively, and efficiently treated with TULSA. There is no bleeding associated with the procedure; no hospital stay is required; and most TULSA patients report quick recovery to their normal routine. TULSA-PRO® is CE marked, Health Canada approved, and 510(k) cleared by the U.S. Food and Drug Administration (“FDA”).

Profound is also commercializing Sonalleve®, an innovative therapeutic platform that is CE marked for the treatment of uterine fibroids and palliative pain treatment of bone metastases. Sonalleve® has also been approved by the China National Medical Products Administration for the non-invasive treatment of uterine fibroids and has FDA approval under a Humanitarian Device Exemption for the treatment of osteoid osteoma. Profound is in the early stages of exploring additional potential treatment markets for Sonalleve® where the technology has been shown to have clinical application, such as non-invasive ablation of abdominal cancers and hyperthermia for cancer therapy.

Forward-Looking Statements

This release includes forward-looking statements regarding Profound and its business which may include, but is not limited to, any express or implied statements or guidance regarding current or future financial performance, including Profound’s results for the three and 12 months ended December 31, 2024 and position, the timing and amount of any expected restatement, the timing of Profound’s filing of its financial statements for the year ended December 31, 2024, the expectations regarding the efficacy of Profound’s technology in the treatment of prostate cancer, BPH, uterine fibroids, palliative pain treatment and osteoid osteoma; and the success of Profound’s U.S. commercialization strategy and activities for TULSA-PRO®. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "is expected", "expects", "scheduled", "intends", "contemplates", "anticipates", "believes", "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of Profound. The forward-looking events and circumstances discussed in this release, may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting Profound, including risks regarding the medical device industry, regulatory approvals, reimbursement, economic factors, the equity markets generally and risks associated with growth and competition, statements and projections regarding financial guidance and goals and the attainment of such goals may differ from actual results based on market factors and Profound’s ability to execute its operational and budget plans; and actual financial results may not be consistent with expectations, including that revenue, operating expenses and cash usage may not be within management's expected ranges. Although Profound has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Other factors and risks that may cause actual results to differ materially from those set out in the forward-looking statements are described in Profound's Annual Report on Form 10-K and other filings made with US and Canadian securities regulators, available at www.sedarplus.ca and www.sec.gov. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Profound undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, other than as required by law.

For further information, please contact:
Stephen Kilmer
Investor Relations
skilmer@profoundmedical.com
T: 647.872.4849

Profound Medical Corp.
Consolidated Balance Sheets
As at December 31, 2024 and 2023
In USD, Unaudited (000s)

	2024 $	2023 $
Assets

Current assets:
Cash	54,912	26,213
Trade and other receivables, net	7,045	7,288
Inventory	5,801	6,989
Prepaid expenses and deposits	1,307	1,406
Total current assets	69,065	41,896

Property and equipment, net	425	909
Intangible assets, net	261	490
Right-of-use assets, net	396	661
Deferred tax assets, net	87	-
	70,234
Total assets	7,045	43,956

Liabilities

Current liabilities:
Accounts payable	1,317	865
Accrued expenses and other current liabilities	2,835	2,419
Deferred revenue	419	721
Long-term debt	1,737	2,104
Lease liabilities	257	259
Total current liabilities	6,565	6,368

Deferred tax liabilities, net	-	59
Deferred revenue	49	728
Long-term debt	2,924	5,000
Lease liabilities	203	504
Other non-current liabilities	71	73

Total liabilities	9,812	12,732

Commitments and contingencies

Shareholders’ equity

Common shares, no par value, unlimited shares authorized, 30,039,809 and 21,370,565 issued and outstanding at December 31, 2024 and 2023, respectively	281,552	222,205
Additional paid-in capital	21,298	20,808
Accumulated other comprehensive income	2,742	5,565
Accumulated deficit	(245,170)	(217,354)

Total shareholders’ equity	60,422	31,224

Total liabilities and shareholders’ equity	70,690	43,956

Profound Medical Corp.
Consolidated Statements of Operations and Comprehensive Loss
In USD, Unaudited (000s)

	Three Months ended December 31, 2024 $	Three Months ended December 31, 2023 $	Year ended December 31, 2024 $	Year ended December 31, 2023 $

Revenue
Recurring - non-capital	2,679	2,009	8,240	6,806
Capital equipment	1,498	-	2,440	393
	4,177	2,009	10,680	7,199
Cost of sales	1,214	968	3,643	2,887
Gross profit	2,963	1,041	7,037	4,312

Operating expenses
Research and development	4,649	3,978	16,965	14,424
Selling, general and administrative	6,658	5,854	23,134	18,539
Total operating expenses	11,307	9,832	40,099	32,963

Operating loss	8,344	8,791	33,063	28,651

Other (income) expenses
Net finance (income) expense	(332)	(19)	(1,436)	(775)
Net foreign exchange (gain) loss	(2,828)	364	(3,808)	575
Total other (income) expenses	(3,160)	345	(5,244)	(200)

Net loss before income taxes	5,184	9,136	27,818	28,451

Income tax (recovery) expense	(92)	(288)	144	(187)
Deferred tax expense	(146)	59	(146)	59
Total income tax (recovery) expense	(238)	(229)	(2)	(128)

Net loss attributed to shareholders for the period	4,946	8,907	27,816	28,323

Other comprehensive (income) loss
Item that may be reclassified to (income) loss
Foreign currency translation adjustment	1,968	(620)	2,823	(644)

Net loss and other comprehensive loss for the period	6,914	8,287	30,639	27,679

Loss per share (note 14)
Basic and diluted net loss per common share	0.20	0.42	1.12	1.34
Basic and diluted weighted average common shares outstanding	25,770,800	21,365,813	24,765,503	21,182,558

Profound Medical Corp.
Consolidated Statements of Cash Flows
For the year ended December 31, 2024 and 2023
In USD, Unaudited (000s)

	2024 $	2023 $

Cash flows from operating activities
Net loss for the year	(27,816)	(28,323)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	707	727
Amortization of intangible assets	229	202
Non-cash lease expense adjustment	(38)	(45)
Share-based compensation	2,581	3,417
Interest and accretion expense	600	727
Change in amortized cost of trade and other receivables	(307)	146
Changes in operating assets and liabilities:
Trade and other receivables	186	(956)
Inventory	656	353
Prepaid expenses and deposits	31	(158)
Accounts payable, accrued expenses and other liabilities	815	1,354
Deferred revenue	(948)	187
Income taxes payable	-	(299)
Deferred tax liabilities	(58)	59
Deferred tax assets	(91)	-
Net cash provided by operating activities	(23,453)	(22,609)

Cash flows from financing activities
Issuance of commons shares	62,106	-
Payments of financing costs	(4,895)	-
Repayments of long-term debt	(2,560)	(912)
Proceeds from the exercise of stock options	45	245
Proceeds from the exercise of warrants	-	2,423
Net cash provided by financing activities	54,696	1,756

Net increase (decrease) in cash and cash equivalents	31,243	(20,853)
Effect of exchange rate changes on cash	(2,544)	549
Cash, beginning of year	26,213	46,517
Cash, end of year	54,912	26,213